Exhibit 99.1

Regency Centers Corporation

Press Release

www.RegencyCenters.com	CONTACT: LISA PALMER
(904) 598-7636

REGENCY CENTERS REPORTS SECOND QUARTER FFO GROWTH RATE OF 11.9%

Jacksonville, Fla. (July 28, 2004) — Regency Centers Corporation announced today financial and operating results for the quarter ended June 30, 2004. Net income for common stockholders for the quarter was $25.1 million, $0.41 per diluted share, compared to $25.6 million and $0.42 per diluted share for the same quarter last year. Net income for the six months ended June 30, 2004 was $46.5 million or $0.77 per diluted share, compared to $43.6 million and $0.72 per diluted share for the first half of 2003, an increase of 6.9%.

Regency reports Funds From Operations (FFO) in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT) as a supplemental earnings measure. The Company considers this a meaningful performance measurement in the Real Estate Investment Trust industry. For the second quarter, FFO was $46.7 million, or $0.75 per diluted share, compared to FFO of $41.3 million and $0.67 per diluted share for the same period last year, a per share growth rate of 11.9%. For the six months ended June 30, 2004, FFO was $88.5 million or $1.43 per diluted share, compared to $79.7 million and $1.28 for the same period last year. Year to date FFO per share has increased 11.7% over 2003.

“Regency’s results reflect our commitment to executing strategies that enhance Regency’s sustainable FFO per share growth rate,” said Martin E. Stein, Jr., Chairman and Chief Executive Officer. “These strategies have guided our investments and dispositions and created a high-quality portfolio that continues to produce reliable growth in net operating income. We also continue to generate attractive returns from our industry-leading development and joint venture programs.”

Portfolio Results

At June 30, 2004, Regency’s total assets before depreciation were approximately $3.5 billion. At quarter end, the Company owned 260 shopping centers and single tenant properties, including those held in joint ventures, totaling 30 million square feet located in attractive markets across the nation. Occupancy of the operating portfolio at quarter end remained above 95%. Same property NOI growth was 2.3% for the quarter and year to date. Year to date rent growth was 8.9% on a same-store, cash basis. During the quarter Regency completed 357 new and renewal lease transactions, including development properties, for a total of 890 thousand square feet. For the year, Regency has completed 696 transactions, leasing over 2.1 million square feet.

Capital Recycling – Investment and Disposition Activity

During the second quarter Regency sold one operating property to the Macquarie CountryWide-Regency joint venture at a gross sales price of $17.3 million and a cap rate of 8.25%. The Safeway-anchored center outside of Portland, Oregon satisfied the 1031 exchange requirement created by the disposition of a property last December. Regency also sold four development centers to third parties at a total gross sales price of $23.4 million and an average yield of 8.4%, a favorable return for a free-standing Farmer Jack (a division of A&P) in Toledo, Ohio, an unanchored center in Fort Wright, Kentucky and two “shadowbox” properties (properties in which the anchor owns their own land and building). Subsequent to quarter end, Regency sold a completed development property to the Macquarie joint venture at a gross sales price of $26.2 million and a cap rate of 7.25%.

During the quarter, Regency completed two developments with total net development costs at completion of $30.6 million and a net operating income yield on net development costs of 10.9%. As of June 30, 2004, the Company had 34 properties under development for an estimated total net investment at completion of $480 million. The in-process developments are 65% funded and 79% leased, including tenant-owned square footage.

As mentioned last quarter, Braemar Village Center, a Safeway-anchored center located in Braemar Village, a master-planned community 30 miles west of Washington, D.C., was acquired in April. During the quarter Regency also acquired Belleview Square, a class-A property anchored by King Soopers, the market share leader in the Denver area. Located in the desirable in-fill suburb of Greenwood Village, Belleview Square has average household incomes approaching $101,000 and above-average grocer sales.

Capital Markets

On April 1, 2004, Regency Centers, L.P. completed the sale of $150 million of ten-year senior unsecured notes. The 4.95% notes are due April 15, 2014 and are priced at 99.747% to yield 4.982%. As a result of two interest rate hedges initiated in June and October 2003 related to the issuance of the notes, the effective interest rate is 5.47%. The proceeds of the offering were used to partially repay the $200 million of 7.4% notes that matured on April 1, 2004.

In May, Moody’s Investors Service revised its rating outlook for Regency Centers Corporation to stable, from negative, and simultaneously affirmed its Baa2 senior debt rating of Regency Centers, L.P., and its Baa3 preferred stock rating of Regency Centers Corporation.

On July 26, 2004 Fitch Ratings affirmed their BBB+ senior debt rating and revised their outlook from negative to stable.

Dividend

On July 28th, 2004, the Board of Directors declared a quarterly cash dividend of $0.53 per share, payable on August 25, 2004 to shareholders of record on August 11, 2004. The Board also declared a quarterly cash dividend of $0.46563 on the Series 3 Preferred stock, payable on September 30, 2004 to shareholders of record on September 1, 2004.

Conference Call

In conjunction with Regency’s second quarter results, you are invited to listen to its conference call that will be broadcast live over the internet on Thursday July 29, 2004 at 9:00 a.m. EST on the Company’s web site www.RegencyCenters.com. If you are unable to participate during the live webcast, the call will also be archived on the web site.

The Company has published additional forward-looking statements in its second quarter 2004 supplemental information package that may help investors estimate earnings for 2004. A copy of the Company’s second quarter 2004 supplemental information will be available from the Company’s web site at www.RegencyCenters.com or by written request to Diane Ortolano, Investor Relations, Regency Centers Corporation, 121 West Forsyth Street, Suite 200, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in joint ventures, information pertaining to securities issued other than common stock, property details, a significant tenant report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information for the quarter ended June 30, 2004. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

Funds From Operations Reconciliation to Net Income—Actual Results

For the Periods Ended June 30, 2004 and 2003	Three Months Ended		Year to Date
	2004	2003	2004	2003
Funds From Operations:
Net income for common stockholders	25,059,426	25,632,015	46,479,628	43,556,467
Add (Less):
Depreciation expense - real estate only	17,738,158	16,821,606	35,300,698	33,571,474
Depreciation expense - joint ventures	1,301,858	888,118	2,615,566	1,688,751
Amortization of leasing commissions and intangibles	2,175,471	1,648,135	4,519,860	3,339,945
(Gain) loss on sale of operating properties	(64,207)	(4,335,872)	(1,215,916)	(3,533,268)
Minority interest of exchangeable partnership units	441,118	655,237	826,275	1,091,938

Funds from Operations	46,651,824	41,309,239	88,526,111	79,715,307

Weighted Average Shares
For Diluted FFO Per Share	61,892,285	62,011,150	61,755,583	62,059,144

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer focused on grocery-anchored, neighborhood retail centers. Regency’s total assets before depreciation are $3.5 billion. As of June 30, 2004, the Company owned 260 retail properties, including those held in joint ventures, totaling 30 million square feet located in high growth markets throughout the United States. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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In addition to historical information, the information in this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Regency operates, management’s beliefs and assumptions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, changes in national and local economic conditions, financial difficulties of tenants, competitive market conditions including pricing of acquisitions and sales of properties and out parcels, changes in expected leasing activity and market rents, timing of acquisitions, development starts and sales of properties and out parcels, weather, obtaining governmental approvals and meeting development schedules.

During the quarter, Regency’s corporate representatives may reiterate these forward-looking statements during private meetings with investors, investment analysts, the media and others. At the same time, Regency will keep this information publicly available on its web site www.regencycenters.com.